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                 [LETTERHEAD OF CRANMORE, FITZGERALD & MEANEY]

                                                                     Exhibit 8.2

                                 August 6, 1997

The Board of Directors
Pemi Bancorp, Inc.
287 Highland Street
West Plymouth, NH 03264

Ladies and Gentlemen:

     Set forth below is our opinion regarding certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") which will result from the transaction described below.

     In rendering this opinion, we have reviewed and relied upon statements made to us by certain of your officers. We have also examined original or certified copies of such certificates of public officials that have been made available to us and such other matters as we have deemed relevant for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

     We also have relied upon the accuracy of the formal matters set forth in the Joint Proxy Statement-Prospectus contained in the Registration Statement Number __ on Form S-4 (the "Registration Statement") filed on ________________ , ___ by Northway Financial, Inc. ("Northway") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act")

     Our opinion, in part, is based upon the assumption that the proposed transaction described herein will occur in accordance with the agreements and the facts and representations recited or referred to in this opinion letter or the opinion letter of even date rendered by the law firm of Goodwin, Proctor & Hoar, LLP and also that the facts set forth herein are accurate as of the date hereof and will be accurate on the effective date of such proposed transaction. We have undertaken no independent investigation of the accuracy of the facts and representations recited herein or therein.

The Proposed Transaction

     Based solely upon our review of the documents described herein, and in reliance upon such documents, subject to the terms of the Agreement and Plan of Merger, dated as of March 14, 1997 (the "Merger Agreement"), by and among Pemi, Pemigewasset National Bank ("PNB"), a wholly owned national bank subsidiary of PEMI, The Berlin City Bank ("BCB"), and Northway Financial, Inc. ("Northway"), a wholly owned subsidiary of BCB, pursuant to the terms of the Merger Agreement,
(i) Northway has organized a New Hampshire trust company, Berlin Interim Trust Company ("BITC"), (ii) BITC will merge with and into BCB (the "BCB Reorganization"), as a result of which BCB will become a wholly owned direct subsidiary of Northway, and (iii) following the BCB Reorganization, Pemi will merge with and into Northway, with Northway being the surviving corporation (the "Merger"). As a result of the foregoing transactions, Northway will be the bank holding company for PNB and PCB, and each of PNB and BCB will be wholly owned direct subsidiaries of Northway.

     In connection with the BCB Reorganization and the Merger, (i) each outstanding share of BCB common stock will be converted into 16 shares of Northway common stock and (ii) each outstanding share of Pemi common stock will be converted into 1.0419 shares of Northway common stock (the "Exchange Ratio"). At the Effective Time of the Merger:

     a. Each share of common stock of Northway that is issued and outstanding immediately prior to the effective time shall remain outstanding and shall be unchanged after the Merger and together with the shares issued in connection with the Merger shall thereafter constitute all of the issued and outstanding capital stock of Northway, as the surviving corporation.

     b. Aside from dissenters' shares, each share of Pemi Common Stock outstanding shall be canceled in exchange solely for the right to receive 1.0419 shares of Northway Common Stock and cash payment in lieu of fictional shares.

     c. In lieu of the issuance of fractional shares of Northway Common Stock, cash adjustments, without interest, will be paid to the holders of Pemi Common Stock with respect to any fractional share that would otherwise be issuable. The price to be paid for any fractional share shall be equal to an amount in cash determined by multiplying (I) $26.875 by (ii) the fraction of a share of Northway Common Stock to which such holder would otherwise be entitled to receive.

     The following representations have been made in connection with the proposed transaction:

     (a) There is no plan or intention by the shareholders of Pemi who own 5% or more of Pemi Common Stock and management knows of no plan or intention by the remaining shareholders of Pemi to sell or otherwise dispose of a number of shares of Northway Common Stock to be received in the transaction which would reduce the Pemi shareholders' ownership of Northway Common Stock to a number of shares having, in the aggregate, a fair market value as of the date of the proposed transaction of less than 50 percent of the value of the former Pemi stock outstanding as of the same date. For purposes of this representation, shares of Pemi stock sold, surrendered by dissenters, or exchanged for cash in lieu of fractional shares, or otherwise disposed of prior or subsequent to the proposed transaction that are part of the Merger Agreement will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the Effective Time of the Merger Agreement.

     (b) Northway has no plan or intention to redeem or otherwise reacquire any of its own stock to be issued in the transaction.

     (c) Northway has no plan or intention to sell or otherwise dispose of any of the assets of Pemi acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

     (d) The liabilities of Pemi assumed by Northway and the liabilities to which the transferred assets of Pemi are subject were incurred by Pemi the ordinary course of its business.

     (e) Following the transaction, Northway will continue the historic business of PNB or use of a significant portion of PNB's historic business assets in a business.

     (f) Northway, Pemi and the shareholders of Pemi will each pay their own expenses, if any, incurred in connection with the proposed transaction.

     (g) There is no intercorporate indebtedness existing between Pemi and Northway that was issued, acquired, or will be settled at a discount.

     (h)  Neither Northway nor Pemi is an investment company, as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

     (i) Neither Pemi nor Northway is under the jurisdiction of a Court in a Title 11 or similar action within the meaning of section 368(a)(3)(A) of the Code.

Opinions

     Based on the foregoing description of the Merger and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that if the Merger is consummated as described above as of the date hereof; then:

     (i) The acquisition by Northway of all of the outstanding Pemi Common Stock in exchange for Northway Common Stock, as described above, will qualify as a Merger within the meaning of section 368(a)(1) of the Internal Revenue Code.

     (ii) No gain or loss will be recognized by Pemi shareholders who exchange their shares of Pemi Common Stock solely for shares of Northway Common Stock pursuant to and in accordance with the Merger Agreement.

     Our opinion set forth herein is based upon the description of the Merger as set forth in the Agreement and Plan of Merger and in the Registration Statement. If the actual facts relating to any aspect of the Merger differ from such description in any material respect, the opinions expressed herein may; become inapplicable. Further, our opinions are based on research of the Code, applicable Treasury Regulations, current published administrative decisions of the IRS and existing judicial decisions as of the date hereof. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein. Further, our opinion is not binding on the IRS, and the tax effects discussed above are not subject to absolute resolution prior to the running of the statute of limitations or the rendering of a final determination by a court of law or by closing agreement with the IRS. We express no opinions other than those stated immediately above as our opinions. In addition, this opinion does not address any aspects of state, local, foreign or other tax laws that may be relevant to Pemi shareholders. The foregoing opinion summarizes the material U.S. Federal Income Tax consequences of the Merger, including certain consequences to shareholders of Pemi who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all aspects of federal income taxation that may be relevant to a particular Pemi shareholder in light of his or her personal circumstances or to Pemi shareholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement funds, financial institutions, tax exempt organizations or foreign persons).

     We hereby consent to the references to our firm under the captions "Legal Matters" and "The Merger and Related Transactions - Certain Federal Income Tax Consequences of the Merger" in the Joint Proxy Statement-Prospectus included in the Registration Statement.

                                            Sincerely,

                                            CRANMORE, FITZGERALD & MEANEY